Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Steel Partners Holdings L.P.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statement on this Form S-8 (dated May 19,2020) Steel Partners Holdings L.P. of our reports dated October 15, 2019, relating to the consolidated financial statements and the effectiveness of Steel Connect, Inc.’s internal control over financial reporting, which appear in the Annual Report to Shareholders of Steel Connect, Inc. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Steel Connect, Inc.’s internal control over financial reporting as of July 31, 2019.

/s/ BDO USA, LLP

Boston, Massachusetts

May 19, 2020